As filed with the Securities and Exchange Commission on November 10, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLAINSCAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Texas	75-2182440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2323 Victory Avenue, Suite 1400 Dallas, Texas	75219
(Address of Principal Executive Offices)	(Zip Code)

PlainsCapital Corporation 2009 Long-Term Incentive Plan

(Full title of the plans)

Alan B. White

Chief Executive Officer

2323 Victory Avenue, Suite 1400

Dallas, Texas 75219

(Name and address of agent for service)

(214) 252-4100

(Telephone number, including area code, of agent for service)

with copies of communications to:

Greg R. Samuel

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

(214) 651-5000

(214) 200-0577 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Original Common Stock, par value $0.001 per share	4,000,000 shares	$12.39(2)	$49,560,000(2)	$5,679.58

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), we are also registering an indeterminable number of shares of Original Common Stock, par value $0.001 per share (the “Original Common Stock”) of PlainsCapital Corporation as may be issued to prevent dilution in connection with stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act and based upon the book value of the Original Common Stock as of September 30, 2011, which was $12.39 per share. At the time of the filing of this Registration Statement, there was no public market for the securities of the registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 (the “Registration Statement”) relates to the PlainsCapital Corporation 2009 Long-Term Incentive Plan (the “Plan”). The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the introductory note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by PlainsCapital Corporation (the “Company”) with the Commission are hereby incorporated by reference into this Registration Statement:

(i)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 22, 2011;

(ii)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, filed on May 5, 2011;

(iii)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, filed on August 4, 2011;

(iv)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, filed on November 4, 2011;

(v)	the Company’s Current Report on Form 8-K dated January 1, 2011 and filed January 4, 2011;

(vi)	the Company’s Current Report on Form 8-K dated January 21, 2011 and filed January 25, 2011;

(vii)	the Company’s Current Report on Form 8-K dated March 17, 2011 and filed March 18, 2011;

(viii)	the Company’s Current Report on Form 8-K dated May 11, 2011 and filed May 17, 2011;

(ix)	the Company’s Current Report on Form 8-K dated and filed June 16, 2011;

(x)	the Company’s Current Report on Form 8-K dated July 26, 2011 and filed August 1, 2011;

(xi)	the Company’s Current Report on Form 8-K dated September 13, 2011 and filed September 15, 2011;

(xii)	the Company’s Current Report on Form 8-K dated September 26, 2011 and filed September 28, 2011;

(xiii)	the Company’s Current Report on Form 8-K dated and filed November 10, 2011; and

(xiv)	the description of the Company’s Original Common Stock, par value $0.001 per share (the “Original Common Stock”) contained in the Company’s Registration Statement on Form 10 filed on April 17, 2009, as amended by Post-Effective Amendment No. 1 filed on June 26, 2009 and Post-Effective Amendment No. 2 filed on July 10, 2009, including all amendments and reports filed for the purpose of updating such description.

All reports and other documents the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, but excluding any information furnished to, rather than filed with, the Commission, shall be deemed to be incorporated by reference herein and to be part hereof from the date such reports or documents are filed. Information contained herein modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained herein or in earlier-dated documents incorporated by reference. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 7.001 of the Texas Business Organizations Code (the “TBOC”) permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in the performance of such director’s duties. However, Texas law does not permit any limitation of liability of a director for: (i) breaching a duty of loyalty to a corporation or its shareholders; (ii) any act or omission not good faith that involves intentional misconduct or a known violation of the law; (iii) engaging in a transaction from which the director obtains an improper benefit; or (iv) violating applicable statutes which expressly provide for the liability of a director. The Company’s Certificate of Formation provides that a director of the Company will be exempt from liability to the Company or its shareholders to the fullest extent permitted by Texas law.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is, or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director of the corporation only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent or (v) by a unanimous vote of the shareholders. A corporation’s power to indemnify applies only if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interest of the corporation, and, in all other cases, that the person’s conduct was not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful.

Section 8.104 of the TBOC provides that a corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is, or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee, or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with section 8.105, a corporation’s indemnification and advancement of expenses to persons who are not directors must be limited to the same extent that a corporation may indemnify and advance expenses to directors.

The Company’s Certificate of Formation provides that, to the fullest extent and under the circumstances permitted by Chapter 8 of the TBOC, (i) the Company must indemnify and advance expenses to directors and officers and (ii) the Company may purchase and maintain insurance on behalf of its directors and officers. The Company maintains management liability insurance that may provide insurance protection to the Company’s current and former directors and officers against certain liabilities arising out of the discharge of their current or former duties. The premiums for such insurance are paid by the Company.

Pursuant to the merger agreement between the Company and First Southwest Holdings, Inc., dated as of November 7, 2008, as amended, the Company has agreed to maintain in effect, for six years from the closing date of the merger, directors’ and officers’ liability insurance covering those persons covered by the directors’ and officers’ liability insurance maintained by First Southwest Holdings, Inc. on the closing date of the merger with the same coverage as may be provided from time to time by the Company to its then existing directors and officers, but the Company is not obligated to pay more than 110% of the last annual premium paid for such insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 10, 2011.

PLAINSCAPITAL CORPORATION

By: /s/ Alan B. White

        Alan B. White

        Chief Executive Officer

Each person whose signature appears below constitutes and appoints Alan B. White, John A. Martin and Jeff Isom, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity in which Signed	Date

/s/ Alan B. White Alan B. White	Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2011

/s/ John A. Martin John A. Martin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 10, 2011

/s/ Jeff Isom Jeff Isom	Executive Vice President of Finance and Accounting (Principal Accounting Officer)	November 10, 2011

/s/ Charlotte Jones Anderson Charlotte Jones Anderson	Director	November 10, 2011

/s/ Tracy A. Bolt Tracy A. Bolt	Director	November 10, 2011

/s/ Hill A. Feinberg Hill A. Feinberg	Director	November 10, 2011

/s/ James R. Huffines James R. Huffines	Director	November 10, 2011

/s/ Lee Lewis Lee Lewis	Director	November 10, 2011

/s/ Andrew J. Littlefair Andrew J. Littlefair	Director	November 10, 2011

/s/ Michael T. McGuire Michael T. McGuire	Director	November 10, 2011

/s/ A. Haag Sherman A. Haag Sherman	Director	November 10, 2011

/s/ Robert Taylor, Jr. Robert Taylor, Jr.	Director	November 10, 2011

Exhibit Index

				Incorporated by Reference
Exhibit No.		Exhibit Description	Filed Herewith	Form	File No.	Exhibit	Filing Date

4.1	–	Third Amended and Restated Certificate of Formation of PlainsCapital Corporation, as amended.		10-Q	000-53629	3.1	08/04/11

4.2	–	Certificate of Designation of Non-Cumulative Perpetual Preferred Stock, Series C.		8-K	000-53629	3.1	09/28/11

4.3	–	Amended and Restated Bylaws of PlainsCapital Corporation.		8-K	000-53629	3.1	08/31/09

4.3	–	Securities Purchase Agreement, dated September 17, 2011, between PlainsCapital Corporation and the Secretary of the Treasury.		8-K	000-53629	10.1	09/28/11

4.4	–	Registration Rights Agreement, dated as of December 31, 2008, between PlainsCapital Corporation (f/k/a Plains Capital Corporation) and Hill A. Feinberg, as Stockholders’ Representative.		10/A	000-53629	4.21	06/26/09

5.1	–	Opinion of Haynes and Boone, LLP.	X

23.1	–	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.	X

23.2	–	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1	–	Power of Attorney (included in this Registration Statement under “Signatures”).

99.1	–	PlainsCapital Corporation 2009 Long-Term Incentive Plan.		8-K	000-53629	10.1	08/31/09

99.2	–	First Amendment to PlainsCapital Corporation 2009 Long-Term Incentive Plan.		8-K	000-53629	10.1	11/10/11

99.3	–	Form of Incentive Stock Option Agreement under the 2009 Long-Term Incentive Plan.		8-K	000-53629	10.2	11/10/11

99.4	–	Form of Nonqualified Stock Option Agreement under the 2009 Long-Term Incentive Plan.		8-K	000-53629	10.3	11/10/11

99.5	–	Form of Restricted Stock Award Agreement under the 2009 Long-Term Incentive Plan.		8-K	000-53629	10.4	11/10/11

99.6	–	Form of Restricted Stock Unit Award Agreement under the 2009 Long-Term Incentive Plan.		8-K	000-53629	10.5	11/10/11